Exhibit 99.1

Nautilus, Inc. Reports 2008 Fourth Quarter and Year-End Results

VANCOUVER, Wash., March 10, 2009 — Fitness company Nautilus, Inc. (NYSE:NLS) today announced results for the fourth quarter and year ended December 31, 2008.

Fourth Quarter 2008 Results

For the quarter ended December 31, 2008, the Company reported a loss from continuing operations of $41.2 million, or ($1.35) per diluted share. Included in the net loss from continuing operations are pre-tax goodwill and other intangible asset impairment charges of $30.9 million, pre-tax charges against certain assets of a subsidiary in China of $3.8 million and restructuring and other pre-tax charges of $6.3 million. During the fourth quarter of 2008 the Company conducted its impairment testing required by SFAS No. 142, “Goodwill and Other Intangible Assets” and recognized an impairment loss to write down certain assets to implied fair value. The restructuring charges are principally related to our previously announced closure of the manufacturing facility in Tulsa, Oklahoma, severance and legal costs.

In the fourth quarter of 2007, the Company reported a loss from continuing operations of $32.0 million, or ($1.01) per diluted share, which included pre-tax charges of $43.1 million, of which $19.4 million was related to the suspended acquisition of the Land America manufacturing facility in China, and $15.7 million was inventory and warranty reserves related to certain commercial cardiovascular products.

Gross profit improved to 33.7% of net sales for the fourth quarter of 2008, compared to 24.1% for the same period in the previous year. Operating expenses declined by approximately $4.6 million in the fourth quarter of 2008, compared to the fourth quarter of 2007.

Excluding non-cash goodwill and intangible impairments and restructuring and other charges mentioned above, the Company’s adjusted loss from continuing operations before income taxes was $10.2 million for the quarter ended December 31, 2008. For the corresponding period in 2007, excluding unusual charges mentioned above, the loss from continuing operations before income taxes was $6.0 million.

The 2008 fourth quarter loss from continuing operations, and related per share amounts, include the impact of a $9.7 million increase in the Company’s deferred tax valuation allowance, which substantially reduced the Company’s tax benefits for the quarter.

Results from continuing operations exclude the Company’s former apparel business, which was sold in April 2008 and is considered a discontinued operation.

Comparative net sales by business segment were as follows:

	Three Months Ended
($ thousands)	Dec 31, 2008	Dec 31, 2007	$ Change	% Change
Direct	$36,089	$61,912	$(25,823)	-41.7%
Retail	28,516	41,409	(12,893)	-31.1%
Commercial	26,446	41,917	(15,471)	-36.9%
Royalties	1,213	1,469	(256)	-17.4%

Net Sales	$92,264	$146,707	$(54,443)	-37.1%

For the three months ended, December 31, 2008, net sales from continuing operations were $92.3 million, a decrease of 37.1%, from $146.7 million reported in the corresponding period in 2007. Net sales declined in the direct and retail businesses, primarily due to the weak consumer environment. Sales in the direct business were also affected negatively by lower credit approval rates by the Company’s third party financing partner. The commercial business sales declines were similar across geographic regions and reflect an overall economic decline.

Full Year 2008 Results

Net sales for the year ended December 31, 2008, totaled $411.2 million, a decline of 18.0% compared to the $501.5 million reported for the year ended December 31, 2007. The decline in net sales reflects lower net revenues in all three of our business segments: direct, retail and commercial. In addition to the overall weak consumer environment and tight credit market, sales declined due to lower sales discounts, reduced marketing spend and a reduction in the number of rod-based products offered to retail customers as the Company further differentiated its products between the retail and direct segments. The decline in retail net sales was partially offset by increased sales of Schwinn ellipticals and bikes.

For the year ended December 31, 2008, the Company reported a loss from continuing operations of $93.0 million, or ($2.99) per diluted share. The Company estimates that it achieved cost reduction benefits of approximately $53 million in 2008. The Company incurred $67.1 million of intangible impairment, restructuring charges and other costs before tax during 2008, and recorded a $35.5 million charge to income tax expense as a result of increases in the Company’s deferred tax asset valuation allowance.

For the year ended December 31, 2007, the Company reported a loss from continuing operations of $45.8 million or ($1.45) per diluted share. The Company’s 2007 loss from continuing operations before income taxes included $50.3 million in restructuring and other unusual costs, and an $18.3 million reduction to operating expenses as a result of a litigation settlement.

As of December 31, 2008, the Company had debt (net of cash) of $12.4 million, compared to net debt of $3.2 million at September 30, 2008, and net debt of $71.1 million at December 31, 2007.

Edward Bramson, Chairman and Chief Executive Officer of Nautilus, Inc., stated, “During the fourth quarter, we improved adjusted gross margins and reduced our operating expenses. We are pleased that cost reductions achieved during the latter half of 2008 are better than originally anticipated; however, the challenging economic environment reduced our sales more than previously expected and temporarily offset the financial benefit from our improved operating efficiencies and lower breakeven level. In 2009, we will continue to right-size our cost structure by implementing additional cost savings.”

Mr. Bramson continued, “While we expect our revenue will continue to be impacted by the challenging economic environment throughout 2009, our cost reductions, greatly reduced debt position, improved liquidity, overall operational improvements and renewed strategic focus on product development and cost effective direct advertising has us better positioned to capitalize on our long-term growth opportunities and return to positive cash flow in 2009.”

A copy of a presentation reviewing the status of operational improvements and a presentation on the Company’s direct business strategy are available on the Company’s website at www.nautilusinc.com/earnings.

Conference Call

The conference call is scheduled for 4:30 p.m. EST (1:30 p.m. PST), March 10, 2009. It will be broadcast live over the Internet hosted at www.nautilusinc.com/events and will be archived online within one hour after completion of the call. In addition, listeners may call (866) 394-6821 in North America and (706) 645-0458 from outside North America. Participants from the Company will be Edward Bramson, Chairman and Chief Executive Officer, and Kenneth Fish, Chief Financial Officer.

A telephonic playback will be available from 3:30 p.m. PST, March 10, 2009, through 3:30 p.m. PST, March 24, 2009. North American callers may dial (800) 633-8284 and international callers may dial (402) 977-9140 to hear the playback. The pass code is 21414884.

About Nautilus, Inc.

Headquartered in Vancouver, Wash., Nautilus, Inc. (NYSE: NLS - News) is a global fitness products company providing innovative, quality solutions to help people achieve a healthy lifestyle. With a brand portfolio including Nautilus®, Bowflex®, Schwinn®Fitness, StairMaster® and Universal®, Nautilus manufactures and markets innovative fitness products through global direct, commercial and retail channels. Formed in 1986, the Company had 2008 sales of $411 million. It has approximately 850 employees and operations in Washington, Oregon, Oklahoma, Virginia, Canada, Switzerland, Germany, United Kingdom, Italy, China and other locations around the world. Website: www.nautilusinc.com

Safe Harbor Statement:

This press release includes forward-looking statements, including statements concerning anticipated future profitability, estimated cost reductions, estimated restructuring charges and operational improvement. Factors that could cause Nautilus, Inc. actual results to differ materially from these forward-looking statements include availability of media time and fluctuating advertising rates, its ability to successfully transfer products to alternative manufacturing facilities, manufacturing quality issues resulting in increased warranty costs, its ability to effectively restructure the business and reduce costs, a decline in consumer spending due to unfavorable economic conditions, a change in the availability of credit for its customers who finance their purchases, its ability to effectively develop, market, and sell future products, its ability to get foreign-sourced product through customs in a timely manner, its ability to effectively identify, negotiate and integrate any future strategic acquisitions, its ability to protect its intellectual property, introduction of lower-priced competing products, unpredictable events and circumstances relating to international operations including its use of foreign manufacturers, government regulatory action, and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Tables to follow:

Condensed Consolidated Balance sheets

Condensed Consolidated Statements of Operations

Supplemental Disclosure – Reconciliation of GAAP to Adjusted Pre-tax Loss from Continuing Operations Statement

NAUTILUS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$5,547	$7,911
Trade receivables, net	53,770	88,311
Inventories	43,802	58,910
Prepaid expenses and other current assets	11,362	17,820
Income taxes receivable	11,954	11,382
Assets of discontinued operations	—	73,771
Deferred tax assets	824	18,615

Total current assets	127,259	276,720
Property, plant and equipment, net	32,883	42,291
Goodwill	2,398	32,743
Other intangible assets, net	34,403	37,917
Other assets	3,573	1,169

Total assets	$200,516	$390,840

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$38,198	$46,918
Accrued liabilities	30,472	37,601
Short-term borrowings	17,944	79,000
Liabilities of discontinued operations	—	15,867
Deferred tax liabilities	1,477	—

Total current liabilities	88,091	179,386
Other long-term liabilities	3,203	6,919
Long-term deferred tax liabilities	3,476	5,123
Income taxes payable	2,061	2,958

Total liabilities	96,831	194,386

Stockholders’ equity:
Common stock	3,207	4,346
Retained earnings	94,433	185,021
Accumulated other comprehensive income	6,045	7,087

Total stockholders’ equity	103,685	196,454

Total liabilities and stockholders’ equity	$200,516	$390,840

NAUTILUS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Net sales	$92,264	$146,707	$411,178	$501,471
Cost of sales	61,216	111,419	260,541	322,108

Gross profit	31,048	35,288	150,637	179,363

Operation expenses:
Selling and marketing	32,544	41,538	135,342	179,826
General and administrative	13,159	14,836	46,526	49,360
Research and development	2,060	2,355	8,469	10,336
Goodwill impairment	29,755	—	29,755	—
Restructuring	868	24,241	13,986	26,753
Litigation settlement	—	—	—	(18,300)

Total operating expenses	78,386	82,970	234,078	247,975

Operating loss	(47,338)	(47,682)	(83,441)	(68,612)

Other income (expense):
Interest income	101	120	229	364
Interest expense	(254)	(1,657)	(1,753)	(5,014)
Other income (expense), net	(3,679)	211	(3,744)	1,234

Total other expense	(3,832)	(1,326)	(5,268)	(3,416)

Loss from continuing operations before income taxes	(51,170)	(49,008)	(88,709)	(72,028)
Income tax expense (benefit)	(9,946)	(16,995)	4,290	(26,216)

Loss from continuing operations	(41,224)	(32,013)	(92,999)	(45,812)

Discontinued operations:
Income (loss) from discontinued operations	—	(14,323)	3,016	(7,743)
Income tax expense (benefit) from discontinued operations	10	(598)	605	2,058

Income (loss) from discontinued operations, net of tax	(10)	(13,725)	2,411	(9,801)

Net loss	$(41,234)	$(45,738)	$(90,588)	$(55,613)

Loss per share from continuing operations:
Basic and diluted	$(1.35)	$(1.01)	$(2.99)	$(1.45)
Income (loss) per share from discontinued operations:
Basic and diluted	$0.00	$(0.44)	$0.08	$(0.31)
Loss per share:
Basic and diluted	$(1.35)	$(1.45)	$(2.91)	$(1.76)
Weighted average shares outstanding:
Basic and diluted	30,614	31,551	31,117	31,538

NAUTILUS, INC.

SUPPLEMENTAL DISCLOSURE*

Reconciliation of GAAP to Adjusted Pre-tax Loss from Continuing Operations Statement

(Unaudited, in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Supplemental Non-GAAP Disclosure*
Loss from continuing operations before income taxes (GAAP basis)	$(51,170)	$(49,008)	$(88,709)	$(72,028)
Litigation and license settlements	1,365	1,196	10,840	(17,104)
Asset purchase settlements	0	19,364	0	19,364
Tulsa closure	1,743	0	5,884	0
Discontinued product inventory reserves	0	0	3,252	0
Write-down of assets of China subsidiary	3,841	0	3,841	0
Goodwill and intangible asset impairment	30,855	3,000	30,855	3,000
Bad debt reserves	1,333	0	2,476	4,800
Severance	503	3,407	4,850	5,719
Commercial cardiovascular product discontinuation costs	0	15,699	0	15,699
Other	1,379	390	5,067	490

Loss from continuing operations before income taxes, as adjusted	$(10,151)	$(5,952)	$(21,644)	$(40,060)

This table reflects incremental expense related to the Company’s turnaround, restructuring, and other activities that the Company does not expect to incur on a recurring basis.

*	To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of loss from continuing operations before income taxes, as adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by including or excluding certain charges and other amounts that we believe are non indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. These measures are not in accordance with, or an alternative for, GAAP, and may be different from pro-forma measures used by other companies.

Contact:

For Nautilus, Inc.

Investor Relations

John Mills

310-954-1100